Exhibit 23.2

September 9, 2019

Board of Directors

Bogota Savings Bank

819 Teaneck Road

Teaneck, New Jersey 07666

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission, the Application and Procedures for the Establishment of a Mutual Holding Company and any amendments thereto, to be filed with the New Jersey Department of Banking and Insurance and the Notice of Intent to Convert, and any amendments thereto, to be filed with the Federal Deposit Insurance Corporation. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of Bogota Financial Corp. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

4250 North Fairfax Drive, Suite 600	Telephone: (703) 528-1700
Arlington, VA 22203	Fax No.: (703) 528-1788
www.rpfinancial.com	Toll-Free No.: (866) 723-0594
E-Mail: mail@rpfinancial.com